Exhibit 13.1

Instagram & Facebook

@livethemansionlife

Facebook.com/livethemansionlife

4/11/23

“Maybe it's a good thing if investors are buying homes, but maybe it's a better thing if those investors are tied to that community”

Check out our feature in the local news! Thanks for recognizing us @cbjnewsroom

Link in bio to read full article

COMMENT: THE COMPANY IS “TESTING THE WATERS” UNDER REGULATION A UNDER THE SECURITIES ACT OF 1933. THIS PROCESS ALLOWS COMPANIES TO DETERMINE WHETHER THERE MAY BE INTEREST IN AN EVENTUAL OFFERING OF ITS SECURITIES. THE COMPANY IS NOT UNDER ANY OBLIGATION TO MAKE AN OFFERING UNDER REGULATION A. IT MAY CHOOSE TO MAKE AN OFFERING TO SOME, BUT NOT ALL, OF THE PEOPLE WHO INDICATE AN INTEREST IN INVESTING, AND THAT OFFERING MIGHT NOT BE MADE UNDER REGULATION A. IF THE COMPANY DOES GO AHEAD WITH AN OFFERING, IT WILL ONLY BE ABLE TO MAKE SALES AFTER IT HAS FILED AN OFFERING STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND THE SEC HAS “QUALIFIED” THE OFFERING STATEMENT. THE INFORMATION IN THAT OFFERING STATEMENT WILL BE MORE COMPLETE THAN THE INFORMATION THE COMPANY IS PROVIDING NOW, AND COULD DIFFER IN IMPORTANT WAYS. YOU MUST READ THE DOCUMENTS FILED WITH THE SEC BEFORE INVESTING.

4/3/23

What if you could invest in homes like stocks? Click our link in bio to save your spot on the waitlist!

TTW: link in bio

3/14/23

Join the waitlist now to be the first to know!

TTW: link in bio

#investmentproperty #realestate #investment #realtor #realestateagent #realestateinvesting #property #realestateinvestor
#propertyinvestment #propertyinvestor #househunting #joinwaitlist #forsale #luxuryrealestate #propertymanagement
 #rentalproperty #shorttermrental #fractionalrealestateinvesting #fractionalrealestate #mansionlife #staywithmansion

3/2/23

Mansion is on a mission to create beautiful rental properties that generate top returns for investors…and to build a platform to allow anyone to invest. Tell us what you would want in a rental property.

TTW: link in bio

#liveitup #mansion #proptech

2/4/23

We aspire to be more than an investment brand for single family rental homes, but to enable a new lifestyle for a growing audience of tech-forward real estate lovers and explorers. Grow with us!

TTW: link in bio

Twitter

@themansion_life

2/10/23

Through the Mansion platform, Mansion is the consumer hospitality brand + the consumer investment platform + the real estate brokerage for the digitally native.

2/7/23

We believe the next generation of companies are ones where users are transformed into owners.

2/5/23

Real Estate investing has traditionally been available to only the few high-net worth individuals. We are on a mission to simplify real estate investing and give you the ability to participate in one of the best wealth-building tools on the planet through the click of a button.

2/3/23

Mansion aspires to be more than an investment brand for single family rental homes, but to enable a new lifestyle for a growing audience of tech-forward real estate lovers and explorers.

2/1/23

Mansion Invest, our fractional real estate investment platform to enable anyone to own a share of upscale single-family rental homes and participate in cash-flows and home price movement over time.

1/31/23

Living, investing, and ownership made simple and enjoyable for everyone, that's our mission and our passion.

LinkedIn

Mansion Group Inc.

1/20/23

We couldn't agree more with our founder and leader John Sutton.

The Mansion team and the growing member community are committed to making real estate work for everyone. The Mansion Invest platform is still in closed BETA, as we ensure it meets our standards for style, simplicity, and transparency, but will soon be letting more of our waitlist users in to help us improve the product and gain access to cash flowing real estate.

Join the waitlist at MansionLife.com to invest in short-term rentals like stocks.

#proptechstartup #clt #charlotterealestate #theoutlaw

REPOST: (John Sutton)

The product of Real Estate Investing for single-family homes is fundamentally broken.

It’s all a bit counterintuitive to many what Mansion is doing in the single-family rental space. So let me break it down for you.

Through a product lens, historically, #realestateinvestors thought myopically about the profitability of a piece of property or a single unit. The "product" was the hard asset and the customer was the "investor." Even investors who owned tens or thousands of homes readily ignored the relationships they could be building with the tens or thousands of people and families who trusted them and drove their investment success.

I believe that this old-school, humanless approach to real estate investing is broken and actually delivers less value to everyone. Maybe I'm naive or maybe it's my product background applying inappropriately to this sector, but I believe a few things are clear and pure facts.

The old-school model disregards the lifetime value of the real customer, you know the people LIVING in the home, who have the potential to stay with your brand over time as they move along their real estate journey if you can establish a trusted relationship with them. It ignores the "overall experience" that should truly be the product someone is buying; how the "software" (the interiors, the tech, the communication, the payments) + "hardware" (the physical house) work together to create a joyful experience. The old-school approach also doesn't consider investing in the "platform or ecosystem" (the community or neighborhoods surrounding the home) that is truly what drives up property values over time.

Mansion is flipping this model on its head and hopefully driving real change in an industry unchanged by technology or innovation for far too long. Mansion aims to create a tech-enabled real estate business where real estate investing can be for good and profit. One where anyone and everyone is an owner and, through that ownership, committed to the platform's success at large.

Stay tuned over the coming weeks as I share more on why I'm so passionate about PropTech and how the businesses I'm working with will change the space for good...whether at Opendoor or Mansion Group Inc. or others who aim to put the customer at the center of the business of real estate. Want to join me on this mission? DM me to see how you can be involved.

#realestate #technology #change #proptech #proptechstartup #investinginrealestate

COMMENT (on MG repost): THE COMPANY IS “TESTING THE WATERS” UNDER REGULATION A UNDER THE SECURITIES ACT OF 1933. THIS PROCESS ALLOWS COMPANIES TO DETERMINE WHETHER THERE MAY BE INTEREST IN AN EVENTUAL OFFERING OF ITS SECURITIES. THE COMPANY IS NOT UNDER ANY OBLIGATION TO MAKE AN OFFERING UNDER REGULATION A. IT MAY CHOOSE TO MAKE AN OFFERING TO SOME, BUT NOT ALL, OF THE PEOPLE WHO INDICATE AN INTEREST IN INVESTING, AND THAT OFFERING MIGHT NOT BE MADE UNDER REGULATION A. IF THE COMPANY DOES GO AHEAD WITH AN OFFERING, IT WILL ONLY BE ABLE TO MAKE SALES AFTER IT HAS FILED AN OFFERING STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND THE SEC HAS “QUALIFIED” THE OFFERING STATEMENT. THE INFORMATION IN THAT OFFERING STATEMENT WILL BE MORE COMPLETE THAN THE INFORMATION THE COMPANY IS PROVIDING NOW, AND COULD DIFFER IN IMPORTANT WAYS. YOU MUST READ THE DOCUMENTS FILED WITH THE SEC BEFORE INVESTING.

1/17/23

Investing in real estate in 2023 feels scary to many; we've watched as the markets have turned, interest rates have risen, and supply has dropped to recent historic lows. Still, the secret to long-term success is having a process you follow in good times and in bad that can create a consistency in strategy that can benefit from the tailwinds and avoid downside when there are headwinds.

Every strategy is flawed, but the Mansion team describes our APPROACH method that may surprise the finance folks in this article. Check it out and let us know your thoughts...what's missing? Any creative ideas?

#realestateinvesting #realestate

COMMENT: THE COMPANY IS “TESTING THE WATERS” UNDER REGULATION A UNDER THE SECURITIES ACT OF 1933. THIS PROCESS ALLOWS COMPANIES TO DETERMINE WHETHER THERE MAY BE INTEREST IN AN EVENTUAL OFFERING OF ITS SECURITIES. THE COMPANY IS NOT UNDER ANY OBLIGATION TO MAKE AN OFFERING UNDER REGULATION A. IT MAY CHOOSE TO MAKE AN OFFERING TO SOME, BUT NOT ALL, OF THE PEOPLE WHO INDICATE AN INTEREST IN INVESTING, AND THAT OFFERING MIGHT NOT BE MADE UNDER REGULATION A. IF THE COMPANY DOES GO AHEAD WITH AN OFFERING, IT WILL ONLY BE ABLE TO MAKE SALES AFTER IT HAS FILED AN OFFERING STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND THE SEC HAS “QUALIFIED” THE OFFERING STATEMENT. THE INFORMATION IN THAT OFFERING STATEMENT WILL BE MORE COMPLETE THAN THE INFORMATION THE COMPANY IS PROVIDING NOW, AND COULD DIFFER IN IMPORTANT WAYS. YOU MUST READ THE DOCUMENTS FILED WITH THE SEC BEFORE INVESTING.

11/28/22

Ever dreamed of owning your own rental home to generate cash flow and long-term appreciation but thought you needed thousands of dollars before you could make it a reality?

Today, we're announcing Mansion Invest. Mansion Invest is the first platform to bring upscale single-family rental home ownership to the masses by enabling fractional ownership for as little as $9 a share. Invest in real estate the same way you search for your home. See photos, property features, historical performance, home values, and more before you make investment decisions. Plus, only on Mansion can you rent the homes you own or refer your friends to stay in your rental portfolio homes where you benefit from the revenues and ensure a rental experience you can be proud of.

If you've always wanted to invest in real estate but wanted to avoid dealing with the hassle and overhead of being a landlord or didn't have the thousands of dollars to make it happen the old-school way...check out Mansion's Invest product and start building your real estate empire now.

The waitlist just opened. Join it today for early access to investment offerings. ☐ ☐ www.mansioninvest.com/join

#InvestInMansions #OwnYourHappiness #investinginrealestate #investinrealestate

COMMENT: THE COMPANY IS “TESTING THE WATERS” UNDER REGULATION A UNDER THE SECURITIES ACT OF 1933. THIS PROCESS ALLOWS COMPANIES TO DETERMINE WHETHER THERE MAY BE INTEREST IN AN EVENTUAL OFFERING OF ITS SECURITIES. THE COMPANY IS NOT UNDER ANY OBLIGATION TO MAKE AN OFFERING UNDER REGULATION A. IT MAY CHOOSE TO MAKE AN OFFERING TO SOME, BUT NOT ALL, OF THE PEOPLE WHO INDICATE AN INTEREST IN INVESTING, AND THAT OFFERING MIGHT NOT BE MADE UNDER REGULATION A. IF THE COMPANY DOES GO AHEAD WITH AN OFFERING, IT WILL ONLY BE ABLE TO MAKE SALES AFTER IT HAS FILED AN OFFERING STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND THE SEC HAS “QUALIFIED” THE OFFERING STATEMENT. THE INFORMATION IN THAT OFFERING STATEMENT WILL BE MORE COMPLETE THAN THE INFORMATION THE COMPANY IS PROVIDING NOW, AND COULD DIFFER IN IMPORTANT WAYS. YOU MUST READ THE DOCUMENTS FILED WITH THE SEC BEFORE INVESTING.

Digital Nomads and The Future of Home Ownership/Investing John Sutton · Follow Published in Mansion · 6 min read · Jun 21 Introduction The traditional American Dream of owning a home is shifting. The idea that you should put all your eggs in one basket and buy a single-family house that you plan to live in forever is no longer the famous dream it once was. Instead, consumers want more flexibility and freedom over where they live as they explore the World more broadly. They also want to move around the world for remote work opportunities without having to sell their property. The traditional American Dream of owning a home isshifting. As a Millennial, I’m more likely to rent than own. This is not just my personal preference — it’s also the trend across my generation. I’m part of a growing population that values flexibility over stability and mobility over-commitment. Many Millennials choose to live in cities or other locations where renting an apartment is more convenient than maintaining a house and yard in the suburbs. We’re also becoming less interested in buying homes than previous generations were at our age, perhaps because of the financial burden that comes with owning property: homeownership can be expensive (especially if you want to buy near an urban area), fully loaded mortgage payments are often larger than rent payments in the current rate environment. Maintenance fees add up over time as well, often to thousands or tens of thousands of dollars. Sign up Sign In Search Medium Write

As this shift in mindset continues among young people around the country — especially those who have chosen lifestyles geared toward location independence — the traditional American Dream may become obsolete for many future generations. Millions of Americans are choosing to become digital nomads or workers who move around the world for remote work. If you’re an American, your home ownership dream can be much more realistic than you might think if viewed through a different lens. Millions of Americans are choosing to become digital nomads or workers who move around the world for remote work. This career path allows them to travel and work at the same time, which means they don’t have to settle down in one location. Instead, they can choose where they want to live and create a life on their own terms! Digital Nomads prefer to rent homes vs. own them. Renting a home is more flexible than buying one. If your business takes you around the world, or if there’s some other reason why you don’t want to stay in one place for too long, then renting seems like a much better option than buying. You can move around with ease and not have to worry about selling your house or condo whenever you move on. And when it comes down to it: owning a home has costs that extend way beyond the actual purchase price. There are property taxes and maintenance costs associated with owning any kind of property — and these can add up quickly! Style and Furnishings of homes are more importantto consumers than ever. In a world where we can work remotely and travel the world, it’s no surprise that homeowners are looking for homes that suit their style. Furnishings are more important than ever before, with brands like Restoration Hardware flourishing amidst the growing importance of home design in an insta-worthy World. When it comes to flexibility and cost, the ability to rent a professionally designed, stylish home that reflects your brand aspirations is associated with tremendous value to many consumers. Yet only some, if any, brands deliver consistency and style in single-family rental homes that can match or exceed these consumer expectations. Upscale brands such as CB2, Restoration Hardware, & Pottery Barn, compounded by media personalities/influencers like Joanna Gaines, Miranda Kerr, Angela Rose, and others, have crafted a new generation of consumers who desire homes that can reflect their personal brand. Fractional home investing allows people to buy a share of an investment property whether they live there or not. Fractional home investing is a new way to invest in real estate. Instead of buying a single-family home, you can buy a share of an investment property. As with traditional home ownership, some people choose to live in the homes they purchase through fractionalized ownership programs. Others don’t plan on residing there but still want the tax benefits from owning something tangible — and who doesn’t? In exchange for less commitment (and smaller down payment requirements), this model creates opportunities for investors who might otherwise be unable to afford home ownership. Fractional real estate has many benefits over traditional single-family homeownership: it allows access to large portfolios of properties worldwide; it provides more flexibility when choosing where to live; and because you’re not tied down by maintenance costs or yardwork obligations like watering flower beds or mowing lawns every week (or even every month!), you’ll have more time to enjoy yourself and experience the World! For those interested in learning more about how fractionalized investments work — follow us as we launch our series on real estate investment options, including fractional real estate opportunities available on MansionLife.com. The idea of owning a single home for your entire life may not be as popular in the future asit wasin the past. At the end, when you think of the word “home,” what comes to mind? For some, it’s a single-family home in a suburban neighborhood. For others, it might be an apartment downtown. For many more still, it’s simply their parents’ house — or even their childhood bedroom. But while these images may seem like they’ve been around forever, there are signs that this way of thinking is beginning to change. The idea that every young adult should settle down and buy a home has long been deeply ingrained in American culture and policy (and in other countries with comparable cultural attitudes). But younger generations have begun challenging this norm: studies show millennials are delaying marriage and parenthood at higher rates than previous generations were; according to Business Insider Intelligence research conducted last year on behalf of Trulia by Harris Poll, 35 percent of American adults between 18 and 34 lived with their parents in 2016 — the highest percentage since 1940! Additionally, roughly 60 percent of those living with their parents said they’d prefer to rent instead; this suggests that many young people don’t see owning property as necessary or desirable anymore — even if they’re not yet ready financially or emotionally for homeownership. Conclusion The reality is that the idea of owning a single home for your entire life just may not be as popular in the future as it was in the past. It’s likely that many people will continue to rent their homes or live in apartments but will utilize the ability to own small pieces of investment properties as their path to wealth creation through real estate. Renting while investing in real estate. We call it rent-vesting. We think it’s the future for many. IMPORTANT DISCLOSURES THE COMPANY IS “TESTING THE WATERS” UNDER REGULATION A UNDER THE SECURITIES ACT OF 1933. THIS PROCESS ALLOWS COMPANIES TO DETERMINE WHETHER THERE MAY BE INTEREST IN AN EVENTUAL OFFERING OF ITS SECURITIES. THE COMPANY IS NOT UNDER ANY

OBLIGATION TO MAKE AN OFFERING UNDER REGULATION A. IT MAY CHOOSE TO MAKE AN OFFERING TO SOME, BUT NOT ALL, OF THE PEOPLE WHO INDICATE AN INTEREST IN INVESTING, AND THAT OFFERING MIGHT NOT BE MADE UNDER REGULATION A. IF THE COMPANY DOES GO AHEAD WITH AN OFFERING, IT WILL ONLY BE ABLE TO MAKE SALES AFTER IT HAS FILED AN OFFERING STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND THE SEC HAS “QUALIFIED” THE OFFERING STATEMENT. THE INFORMATION IN THAT OFFERING STATEMENT WILL BE MORE COMPLETE THAN THE INFORMATION THE COMPANY IS PROVIDING NOW, AND COULD DIFFER IN IMPORTANT WAYS. YOU MUST READ THE DOCUMENTS FILED WITH THE SEC BEFORE INVESTING. THIS ARTICLE MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. Written by John Sutton 1 Follower · Editor for Mansion Investor, entrepreneur, and kind of pro volleyball player. Passionate about building products & advancing happiness through business. CEO of Mansion Group. Follow More from John Sutton and Mansion Homeownership Renting Vs Buying Economy

John Sutton in Mansion How We Make Real Estate Acquisition Decisions at Mansion 8 min read · Jun 21 John Sutton in Mansion Why we believe Real Estate Investing should be accessible to all. When we first started Mansion, our vision was to create a platform enabling everyone to “live… 6 min read · Jun 21 See all from John Sutton See all from Mansion Recommended from Medium JP Brown What Really Happens to a Human Body at Titanic Depths A Millisecond-by-Millisecond Explanation · 4 min read · 6 days ago 25K 301 Paul Mason Staged chaos: Russia’s real deterrent Prigozhin mutiny creates political fragmentation bomb · 6 min read · 4 days ago 1.8K 40 Lists marketing 103 stories · 9 saves Staff Picks 369 stories · 131 saves

Invest in the Future of Travel Join us on the mission to democratize real estate investing & build the next generation global hospitality brand...homes vs. hotels, groups vs. individuals. Experience Mansion Join the List 4.9 from 1,248+ reviews Mansion is "TESTING THE WATERS" under Regulation A of the Securities Act of 1933. See Full Disclosures here. Disclosures Stays Learn Get in on the Waitlist

Browse homes in the Mansion portfolio that are available for investment or coming soon. Invest a little or a lot. And if you’re a local community member, we saved you a spot. Grow potential to grow your financial wealth while you sleep. Unique Investing.

Data shown is for illustrative purposes only. Profits matter. Mansion aims to target markets with positive cash-flows, where revenues can surpass total expenses, with the goal of yielding returns for investors. Join the Mission

Revenues can be up to than long-term rentals. PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RETURNS. DATA SHOWN IS FOR ILLUSTRATIVE PURPOSES ONLY. SEE DISCLOSURE 3. NOTE: DATA BASED ON ESTIMATES FOR 3 MANSION MANAGED PROPERTIES DURING 2022 COMPARED TO ACTUALS. SEE DATA HERE. Accessible Investing. From urban townhomes to country cottages, diversify your real estate portfolio through fractional ownership of different properties as Mansion drops homes.

Own. Earn. Potential to Grow your wealth & financial independence while you sleep. Property ownership can pay dividends... literally. Artfully curated homes and experiences steeped in luxury, ownership, and desirability — available to anyone, no accreditation required. From cash- flows to home price appreciation to tax benefits; Mansion works to ensure your property investments generate maximum returns over time. DATA SHOWN IS FOR ILLUSTRATIVE PURPOSES ONLY Join our commitment to our Local Communities

Mansion loves to have our local community members become owners of our homes. We’re dedicated to our mission of increasing access to the pride and freedom of home ownership through beautiful investment homes in strong communities. Mansion exists so anyone can be an owner — no accreditation required, but we believe community members make the best owners and are a key focus of our efforts. We believe owners who care and are connected can also be the strongest advocates and supporters of our brand & business, enabling Mansion to continue to invest including our community involvement programs like Lift Up for Education and Lift Up for Neighborhoods. Let’s aim to create a better generation of landlords. Join the revolution. @livetheMansionLife through human-inspired real estate investing.

Lift Up by Mansion Lift Up for Education 1 in every 50 homes offered on the Mansion platform will provide for subsidized rent to lift a family up to a better neighborhood and better school district for the children in their household. Investors who back these homes still earn appreciation on the homes, but earn far more appreciation from the children they help. Lift Up for Neighbors For all new home acquisitions by Mansion, up to 5% of every home upfit budget goes to improving the surrounding neighborhood. From fixing broken mailboxes to building playgrounds. We believe this is an investment that's a three-fer... good for the community, good for our guests, and good for our investors. We’re dedicated to our mission of increasing access to the pride and freedom of home ownership. Mansion exists so anyone can be an owner — no accreditation required. And every 50th home purchased will be dedicated to Lift Up for Education, placing a young family in a strong school district. Let’s create a better generation of landlords.

The Mansion Experience Smart homes with amazing locations, modern workstations, restful beds, hotel-grade cleaning, and 24/7 concierge service. It’s like a luxury hotel experience, but better. FROM JOHN, OUR FOUNDER “We’re disrupting Real Estate and resetting expectations around what the future of hospitality looks like. We demand a world that doesn’t force us to choose between the experience we want and the one money can buy. A world of owners, explorers, and entrepreneurs taking advantage of opportunity. And we believe we can have it all. We're building for those who can buy a home — and recognize the freedom of choosing not to. For those who want to do well, but also do good for their community.” Join us today.

View the Mansion Lineup Each Mansion home is designed to offer consistent, tasteful quality experiences through our owned and operated home design label Mansion District. Check out the digs on Instagram -> Browse Mansion District -> The Details High-Yield Targets Mansion attempts to target properties that can be cash-flow positive and are located in stable high appreciation rental markets based on available market data and historical trends. Fully Passive Mansion acts as a premium, full service property management group, so you are freed from time-consuming tasks and decisions, and Mansion attempts to maximize returns. Fractional Ownership Shares are offered in select vacation rentals for as little as $99 minimum per home, this results in a lower barrier to entry & lower cost of diversification where you are in control. Secured by Real Estate With Mansion your investment in the Series is backed by the underlying assets in that Series, including potential net rental income, tax benefits, and appreciation if it occurs. Alignment We retain a direct ownership interest in each property. In short, we partner directly with you on the success of the property as a shareholder ourselves. Liability Each property is held in a separate LLC and covered with property insurance designed to shield you from personal liability of the property. Depreciation Expense Real Estate and the accompanying depreciable assets of real properties may provide for tax advantages compared to other traditional corporations or investments. Tax-Advantaged Mansion works to create tax-advantages wherever possible leveraging benefits of real estate tax rules in the U.S. Each series offering will be unique in it’s tax treatment. Pride of Ownership Experience the pride of home buying without the huge overhead. Mansion homes are beautiful, functional, and bring a luxury human element to all of our guests Stays — keeping interest high. Sign up More questions? Reach out >

IMPORTANT DISCLOSURES THE COMPANY IS “TESTING THE WATERS” UNDER REGULATION A UNDER THE SECURITIES ACT OF 1933. THIS PROCESS ALLOWS COMPANIES TO DETERMINE WHETHER THERE MAY BE INTEREST IN AN EVENTUAL OFFERING OF ITS SECURITIES. THE COMPANY IS NOT UNDER ANY OBLIGATION TO MAKE AN OFFERING UNDER REGULATION A. IT MAY CHOOSE TO MAKE AN OFFERING TO SOME, BUT NOT ALL, OF THE PEOPLE WHO INDICATE AN INTEREST IN INVESTING, AND THAT OFFERING MIGHT NOT BE MADE UNDER REGULATION A. IF THE COMPANY DOES GO AHEAD WITH AN OFFERING, IT WILL ONLY BE ABLE TO MAKE SALES AFTER IT HAS FILED AN OFFERING STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND THE SEC HAS “QUALIFIED” THE OFFERING STATEMENT. THE INFORMATION IN THAT OFFERING STATEMENT WILL BE MORE COMPLETE THAN THE INFORMATION THE COMPANY IS PROVIDING NOW, AND COULD DIFFER IN IMPORTANT WAYS. YOU MUST READ THE DOCUMENTS FILED WITH THE SEC BEFORE INVESTING. NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION.AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. PRODUCTS Stay with Mansion Invest by Mansion Hotels for Groups LEARN The APPROACH Rent-vesting Fractional Structures Accessible Investing Login Register DISCLOSURES Terms of Service Privacy Policy Licenses Circulars Other Disclosures The Next Generation Global Hospitality Brand SOCIAL MEDIA

DISCLOSURE 3 The data shown in the chart is for comparative purposes only. Past performance does not predict or guarantee future performance. The data represents a comparison between AirDNA monthly projected revenues, Zillow projected monthly rents, and Mansion Group actual monthly average revenues for the period between October 2021 September 2022 (monthly average). These numbers were pulled for 3 portfolio properties owner by Mansion Collection Charlotte at the time and operated by Mansion Group. Full data comparison can be found in the Google Doc at the link here. REAL ESTATE LICENSES Mansion Life Properties NC LLC NC Real Estate Commission Broker License C38065

MansionLife.com Launches Invest, an Industry-First SFR Fractional Investing Platform, to Help Scale Its Network of Upscale, Flexible Single-Family Rental Homes Across the U.S. PRESS RELEASE • UPDATED: JUN 21, 2023 CHARLOTTE, N.C., December 22, 2022 (Newswire.com) - Today, Mansion Group Inc., a Charlotte-based startup founded by investor & retired Red Ventures Chief Digital Officer John Sutton, has come out of stealth mode and announced the development and coming launch of Mansion Invest, the industry's first vertically integrated, fractional single-family home rental real estate investment platform. Invest transforms Mansion's customers into partial property owners by enabling them to own a share of the inspiring homes they can book across the Mansion network. Mansion will leverage the Mansion Invest platform to expand its network of inspired, flexible, single-family rental homes across the U.S. Through this new platform, Mansion will more than 5x the number of rental homes available to its members by the end of 2023, positioning Mansion to enable its members to seamlessly move across its network of homes as they embark on the next step in their nomadic journeys. With Mansion Invest, retail and institutional investors can tap into Mansion's valuable real estate portfolio in an accessible and scalable way. Luxury short-term rental homes offer attractive fundamentals, including regularly generated revenue from guest bookings and single-family homes' stability and appreciation profile. Mansion Invest shareholders will have the potential to earn dividend-yielding-passive income with 4% - 8% targeted annual With Mansion Invest, Mansion turns its members (its guests) into real estate investors & owners by allowing them to invest in the same homes they can book.

dividends for most offerings, deposited every quarter, PLUS share in any home appreciation in the event of a sale and the tax benefits that come with REIT taxation for most offerings. The launch of Mansion Invest comes at a moment when investors are increasingly looking to diversify their portfolios after continued public market losses throughout 2022. While the demand to invest in single-family homes remains high due to their stability and appreciation, the soaring interest rates have made the asset class increasingly out of reach for many investors. "Mansion Invest provides a truly unique investment experience that allows retail investors to make real estate investment decisions in ways similar to how they shop for their own dream homes, hopefully, one that can also create tremendous value for them over time. Unlike others in the category, Mansion Invest will provide access to single-family real estate investments for all retail investors, not just high net-worth accredited investors. By creating an experience that provides them the choice of which homes to become an owner/shareholder in," said John Sutton, Founder of Mansion Group and its primary investor, "Mansion will enable the everyday investor to invest in homes and communities they believe in. We're creating something extraordinary for neighborhoods that can bring the pride of homeownership to the home rental space, something missing from most REITs. Combine this aspect with the ability for our investors to stay in the homes they invest in or allow their friends and family to book easily in the Mansion app, and you create a new class of SFR rentals that are more connected to the spirit of the community and those that live in it." Mansion Group is working to build tomorrow's single-family rental experience for guests and investors. John Sutton & his co-founders/early investors have invested over $2MM to build the business without traditional venture capital, far less than their peers, reflecting a focus on ensuring the development of a sustainable, long-term business. Mansion has worked tirelessly over the past three years to develop the operational expertise to ensure an excellent guest experience, which leads to outstanding performance for investors in the homes on the Mansion platform. Mansion Group stands out in the fast-growing tech-enabled single-family rental space by vertically integrating and owning 100% of the homes on the platform, essential to providing uncompromising hospitality, next-generation intelligent home technology, and a consistent experience across a wide range of locations in addition to enabling Mansion to provide the platform for retail investors to become owners of the single-family rentals on Mansion. With over 1,900+ stays managed since launching in early 2019, Mansion Group has experience in the complex single-family rental space unmatched by most tech startups; and experience that has delivered consistently great customers reviews, many of whom highlight "hospitality, quality of the design, and excellent attention to detail" as top reasons for choosing Mansion properties over alternative homes on platforms like Airbnb. Through the Mansion Life app, consumers can book a home with inspiring designs (furnished by the in-house furniture &

interior design brand MansionDistrict.com), exceptional amenities, high-quality beds, hotel-grade cleaning, and 24/7 concierge services. Mansion Group, which began as a real estate investment company and has become a leader in using AI-powered analytics to identify investment homes, owns and operates numerous properties across Charlotte, NC. The company acquired these properties after evaluating them using Mansion's proprietary AI+Human platform, "TheButler," which analyzes thousands of data points such as recent sales, Average Daily Rates of competitors, nearby hotel occupancy, walkability, historical appreciation, submitted development permits, and more to identify target investment homes. By early 2023, Mansion plans to more than double its rental investment properties by expanding into new high-demand cities in the southeast U.S. The next generation of companies are ones where users are transformed into owners. Introducing ownership to the Mansion platform unlocks access to wealth creation for the average investor and a more significant affinity for the Mansion member experience. In tandem, Mansion opens location expansion, which results in more growth and opportunities for people to enjoy the home rental experience of the future. Mansion Invest is currently in closed BETA as Mansion works alongside its FINRA-registered Broker Dealer Dalmore Group to register the offering with the SEC, but interested investors can join the waitlist at MansionLife.com; waitlist slots are limited. Questions can be directed to invest@mansion.io. THE COMPANY IS "TESTING THE WATERS" UNDER REGULATION A UNDER THE SECURITIES ACT OF 1933. THIS PROCESS ALLOWS COMPANIES TO DETERMINE WHETHER THERE MAY BE INTEREST IN AN EVENTUAL OFFERING OF ITS SECURITIES. THE COMPANY IS NOT UNDER ANY OBLIGATION TO MAKE AN OFFERING UNDER REGULATION A. IT MAY CHOOSE TO MAKE AN OFFERING TO SOME, BUT NOT ALL, OF THE PEOPLE WHO INDICATE AN INTEREST IN INVESTING, AND THAT OFFERING MIGHT NOT BE MADE UNDER REGULATION A. IF THE COMPANY DOES GO AHEAD WITH AN OFFERING, IT WILL ONLY BE ABLE TO MAKE SALES AFTER IT HAS FILED AN OFFERING STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND THE SEC HAS "QUALIFIED" THE OFFERING STATEMENT. THE INFORMATION IN THAT OFFERING STATEMENT WILL BE MORE COMPLETE THAN THE INFORMATION THE COMPANY IS PROVIDING NOW, AND COULD DIFFER IN IMPORTANT WAYS. YOU MUST READ THE DOCUMENTS FILED WITH THE SEC BEFORE INVESTING. TAGS charlotte startup proptech real estate investing RELATED FILES Source: Mansion Group Inc.

Mansion Invest Press Release Dec22 Invest Waitlist PDF Mansion CEO JohnSutton Headshot ABOUT MANSION GROUP INC. Mansion Group is a technology startup focused on products that enable everyone to experience the "Mansion Life" while creating access to real estate ownership for the next generation of homeowners and guests. www.mansionlife.com Mansion Group Inc. 628 W Morehead St Charlotte, NC 28208 CONTACTS Kirby Smith Head of Communications press@mansion.io 8334683789 John Sutton CEO & Founder john@mansion.io 8334683789 What is your email address? Free PR Guide Products Press Release Distribution

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Why we believe Real Estate Investing should be accessible to all. John Sutton · Follow Published in Mansion · 6 min read · Jun 21 When we first started Mansion, our vision was to create a platform enabling everyone to “live the Mansion life”. We never described this lifestyle as luxurious, expensive, or out of reach…rather we felt the Mansion life was represented by style, convenience, flexibility, and service. It was these core principles that led our technology development and product to fit the consumer needs. In 2020, we found a strong product-market fit with the launch of our first Mansion property listed as a short-term rental. Short-term rentals are generally provided for homes (or sometimes rooms, but Mansion only launches entire homes) that are fully furnished, all of the utilities and maintenance were included (no more setting up the Power or Internet companies at your new rental), and the homes came with some level of expected service by the host. Mansion took a unique approach to all three of these areas. 1. We decided to invest in furnishings and interior designs that made the homes feel more like that stylish friend's home where every room is polished and complete. In 2022, Mansion even acquired a 10-year-old furniture company and re-launched it as Mansion | District to compete with RH.com over time. 2. On utilities and maintenance, Mansion also ensured that our homes had ultra-fast internet (all 250Mbps or Faster, 500Mbps for our larger homes), all homes had regular maintenance to cover issues proactively, and we invested in all the services such as pest control, pool services, lawn care, and more to ensure the homes were ready and perfect for our guests. Over time, we built the systems to handle these expenses, ensure vendors were paid on time, and to manage the jobs and schedules inside the Mansion Life admin. 3. Relationship Hospitality > Customer Service. A natural desire to deliver meaningful and heartfelt experiences for our members (what we call our guests) is at the core of who Mansion is. We aspire to deliver more than what is expected, but to create moments of joy and awe through thoughtful interactions with our members. Little things like recognizing what one may need when traveling with their pets or children to handling issues that ultimately arise in homes like HVAC Sign up Sign In Search Medium Write going out or the oven not working properly by doing more than repairing the problem, but making it right. For Mansion, our properties also included the Mansion Life mobile app for accessing the home, for requesting extra cleanings or amenities, for gaining insights into local things to do, and more. Through our proprietary technology, we were able to provide services that were convenient to the member, but without increasing our overhead expenses, allowing us to invest in other ways for their stays. Since 2020, Mansion has built up a portfolio of 16 properties in and around the Charlotte, NC market. We grew thoughtfully through the pandemic of 2020 and through a hyper-growth housing market in 2021. As we looked to the future of adding more homes on to our platform, we spoke with large institutional real estate investors who had great advice and a willingness to invest large sums of money in homes that hit their target returns…we met with high-net-worth individuals and friends to look to raise additional capital…then we sat down to evaluate the future of Mansion. If our goal was to create a platform that let everyone live the Mansion life, would having our primary stakeholders be large institutional investors steer us to make decisions that would not deliver on this vision? If we could deliver strong dividends and IRR for the big investors, could we build a product that could let our members (mostly retail investors) invest? What would it cost? Was it legal? Would people want to invest in single homes? From these simple questions, we began the path of developing Mansion Invest. BEHIND THE SCENES INSIGHTS & DATA Let me pause and provide a few stats on why the big investors are suddenly interested in owning single-family short-term rental homes and why we believe there is a unique opportunity for the Mansion model to scale amongst strong tail-winds. A. AirBnB market share and revenues continue to grow.

AirBnB Quarterly Revenue through Q3–2022 from Statista B. Demand for Single-Family Rental Homes is increasing, leading to increased rental rates. (see below chart from Dwellsy) Median Asking Rent over time history from Dwellsy C. Better Operations = Better Returns (this chart from AirDNA.co shows the 90th percentile far outpacing even the 75th percentile of properties in Charlotte, NC…Mansion is in the 99th percentile)

Average Revenues by Percentiles from AirDnA.co for Charlotte, NC These are just a few of the trend lines leading to the amazing opportunity in front of us today. We believe creating a platform that both enables amazing guest experiences in our homes AND allows regular people to own a share of investment real estate is a once-in-a-lifetime opportunity that we are uniquely positioned to execute on given our team, our experience, and our passion. Mansion 2023 & Beyond If 2020–2022 represented Mansion enabling everyone to have a chance to experience the Mansion life through a day, a week, a month or for some a year in one of our homes…2023 & beyond will build upon this by enabling everyone to invest in the Mansion lifestyle by owning a share (or many) of one or more of our Mansion properties…a share of a real asset with real revenues… and hopefully generate returns and wealth creation over time in ways that help everyone eventually live the Mansion life every day. IMPORTANT DISCLOSURE: THE CONTENT HERE MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

THE COMPANY IS “TESTING THE WATERS” UNDER REGULATION A UNDER THE SECURITIES ACT OF 1933. THIS PROCESS ALLOWS COMPANIES TO DETERMINE WHETHER THERE MAY BE INTEREST IN AN EVENTUAL OFFERING OF ITS SECURITIES. THE COMPANY IS NOT UNDER ANY OBLIGATION TO MAKE AN OFFERING UNDER REGULATION A. IT MAY CHOOSE TO MAKE AN OFFERING TO SOME, BUT NOT ALL, OF THE PEOPLE WHO INDICATE AN INTEREST IN INVESTING, AND THAT OFFERING MIGHT NOT BE MADE UNDER REGULATION A. IF THE COMPANY DOES GO AHEAD WITH AN OFFERING, IT WILL ONLY BE ABLE TO MAKE SALES AFTER IT HAS FILED AN OFFERING STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND THE SEC HAS “QUALIFIED” THE OFFERING STATEMENT. THE INFORMATION IN THAT OFFERING STATEMENT WILL BE MORE COMPLETE THAN THE INFORMATION THE COMPANY IS PROVIDING NOW, AND COULD DIFFER IN IMPORTANT WAYS. YOU MUST READ THE DOCUMENTS FILED WITH THE SEC BEFORE INVESTING. Written by John Sutton 1 Follower · Editor for Mansion Investor, entrepreneur, and kind of pro volleyball player. Passionate about building products & advancing happiness through business. CEO of Mansion Group. Follow More from John Sutton and Mansion John Sutton in Mansion How We Make Real Estate Acquisition Decisions at Mansion 8 min read · Jun 21 John Sutton in Mansion Digital Nomads and The Future of Home Ownership Renting vs. Buying in 2023 6 min read · Jun 21 Real Estate Investments Real Estate Investing Airbnb